UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2013

XO Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35217	13-3895178
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

195 Broadway, 25th Floor, New York, New York	10007
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 219-8555

(Former name or former address, if changed since last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Appointment of Certain Officers; Compensatory Arrangements of Certain Officers; Departure of Directors or Certain Officers.

On November 13, 2013, XO Group Inc. (the “Company”) notified its former principal financial officer and principal accounting officer, John Mueller, that his employment with the Company, as Chief Financial Officer and Treasurer, would end effective November 15, 2013.

In connection with his departure from the Company, Mr. Mueller and the Company entered into a Separation and Release Agreement on December 16, 2013 (the “Separation Agreement”). The Separation Agreement contains, among other things, severance payment provisions whereby, in exchange for a general release of claims against the Company and Mr. Mueller’s continued compliance with the obligations and restrictions set forth in his Employee Non-Disclosure, Non-Competition and Invention Assignment with the Company, among other things, Mr. Mueller will receive: (i) a lump-sum payment of $350,000 (representing an amount equal to twelve (12) months base salary); (ii) continued vesting of the outstanding shares of restricted stock awarded to Mr. Mueller pursuant to the Company’s Long-Term Incentive Plan which were subject to time-based vesting provisions (aggregate of 33,059 shares of restricted stock); and (iii) reimbursement of the cost of continuation coverage pursuant to COBRA for twelve (12) months following Mr. Mueller’s departure from the Company. The Separation Agreement will become effective on the eighth day following Mr. Mueller’s execution thereof, unless revoked by Mr. Mueller prior thereto.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is in incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following document is included as an exhibit to this report:

10.1	Separation and Release Agreement, dated as of November 13, 2013, between XO Group Inc. and John Mueller.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XO GROUP INC. (Registrant)

Date: December 20, 2013	By:	/s/ JEREMY LECHTZIN
Jeremy Lechtzin
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

10.1	Separation and Release Agreement, dated as of November 13, 2013, between XO Group Inc. and John Mueller.